EXHIBIT 99.2

Aptevo Therapeutics Announces Closing of $2.75 Million Offering

SEATTLE, WA – July 1, 2024 – Aptevo Therapeutics Inc. (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel immune-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today announced the closing of its previously announced offering of (i) 5,339,806 shares of its common stock or pre-funded warrants in lieu thereof and (ii) warrants to purchase up to an aggregate of 10,679,612 shares of its common stock (the “Common Warrants”) at a purchase price of $0.515 per share and associated Common Warrant in a registered direct offering priced at-the-market under Nasdaq rules. Each share of common stock is being offered together with two Common Warrants, each to purchase one share of common stock. The Common Warrants have an exercise price of $0.515 per share, are exercisable upon stockholder approval, and will expire five years following the date stockholder approval.

Roth Capital Partners acted as placement agent of the offering, with Dawson James Securities, Inc. acted as co-agent. Gross proceeds, before deducting placement agent fees and commissions and offering expenses, were approximately $2.75 million. The company intends to use the net proceeds from the offering for the continued clinical development of its product candidates, working capital, and other general corporate purposes.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-280226), as amended, that was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on June 28, 2024. The offering was made solely by means of a prospectus. Copies of the accompanying prospectus relating to and describing the terms of the offering may be obtained at the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 or by email at rothecm@roth.com. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. All offers were made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The Company also amended certain existing warrants that were previously issued in (i) August 2023 to purchase up to 41,239 shares of the Company’s common stock and have exercise price of $27.28 per share, (ii) November 2023 to purchase up to 610,334 shares of the Company’s common stock and have exercise price of $10.252 per share, and (iii) April 2024 to purchase up to 6,666,668 shares of the Company’s common stock and have exercise price of $1.35 per share, whereas effective upon the closing of the offering, such existing warrants have a reduced exercise price of $0.515 per share and shall become exercisable upon stockholder approval.

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immuno-oncology therapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, statements regarding the use of proceeds of the offering, and any other statements containing the words "may," "continue to," "believes," "expects," "optimism," "potential," "designed," "promising," "plans," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo's current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo's expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; uncertainties related to market conditions, and changes in regulatory, social, macroeconomic, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and preclinical studies being predictive of the results of later-stage clinical trials, initiation, enrollment and maintenance of patients, and the completion of clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners or raise funds on acceptable terms or at all and other matters that could affect the availability or commercial potential of Aptevo's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), geopolitical risks, including the current war between Russia and Ukraine and the rising conflict in the Middle East, and macroeconomic conditions such as economic uncertainty, rising inflation and interest rates, increased market volatility and decreased consumer confidence. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo's expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:

Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628